Exhibit 12.2


DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                      Six Months
                                         Ended                                   Years Ended December 31,
                                         -----                                   ------------------------

                                     June 30, 2000            1999        1998        1997        1996        1995         1994
                                     -------------            ----        ----        ----        ----        ----         ----
Earnings
--------

Income from Continuing Operations
 before Income Taxes                    $156,774            $324,655    $242,915    $115,150    $118,765    $169,319    $246,706

Interest expense
(excluding capitalized interest)           7,248               8,506       8,273       8,822      10,649      13,099       9,733

Portion of rent expense under
long-term operating leases
representative of an interest factor       5,927              14,640      15,126      13,621      13,467      14,761      13,554

Amortization of debt expense                 273                 263         122         122         121          84          84
                                             ---                ----        ----        ----         ---         ---          --

TOTAL EARNINGS                          $170,222            $348,064    $266,436    $137,715    $143,002    $197,262    $270,077


Fixed charges
-------------

Interest Expense
(including capitalized interest)           7,248               9,479       9,664    $  9,742    $ 11,978    $ 14,714    $ 10,492

Portion of rent expense under
long-term operating leases
representative of an interest factor       5,927              14,640      15,126      13,621      13,467      14,761      13,554

Amortization of debt expense                 273                 263         122         122         121          84          84
                                             ---                ----        ----        ----         ---         ---          --

TOTAL FIXED CHARGES                     $ 13,448            $ 24,382    $ 24,912    $ 23,485    $ 25,566    $ 29,559    $ 24,130



RATIO OF EARNINGS
TO FIXED CHARGES:                           12.7                14.3        10.7         5.9         5.6         6.7        11.2
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